UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 28, 2008

Kodiak Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-38558	65-0967706
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

734 7th Avenue S.W. Calgary, AB T2P 3P8 Canada
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:	(403) 262-8044

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement

On November 28, 2008, Kodiak Energy, Inc. (“Kodiak” or “the Company”) entered into a binding letter agreement (the “Agreement”) with CREEnergy Oil and Gas Inc., a company owned and licensed by the Communities of Peerless/Trout Lake First Nation and Alberta Cree Nation (Bison Lake) (“CREEnergy”). On December 5, 2008, the Company released additional information regarding its new joint venture arising out of the afore-mentioned agreement previously announced in a news release filed as part of Form 8-K filed December 1, 2008.

CREEnergy is the authorized agent of Peerless/Trout Lake First Nation and Alberta Cree Nation, which are new First Nations in various stages of ratification from the federal Government of Canada to satisfy outstanding treaty land entitlement claims. Within these new First Nations are approximately 15 townships or 540 sections of mineral rights for development in Alberta.

In exchange for Kodiak advancing certain contracted funds and making work program commitments, the Company will have an exclusive opportunity to develop certain identified oil and gas properties within the Peerless/Trout Lake First Nation and the Alberta Cree Nation. The joint venture is based on a confidential letter of intent with a term sheet and a head agreement for developing the relationship going forward. This arrangement is designed to be the stepping stone for a larger scale oil and gas development project.

Kodiak will initially select one township (36 sections or 23,000 acres) of land from each of the Peerless/Trout Lake First Nations identified lands and Alberta Cree Nation identified lands. The leases will be for ten years, paid up with all rights. Kodiak will submit to CREEnergy a development plan for the two selected townships on or before May 1, 2009 with a goal to begin exploration and development operations on or before November 1, 2009. CREEnergy and Kodiak will discuss terms and conditions for the development of other townships of land on or before May 1, 2010.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 – Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit	Name
Exhibit 1.1	Joint Venture Information dated December 5, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kodiak Energy, Inc.

Date: December 5, 2008
	By:	/s/ William S. Tighe
William S. Tighe
	Its:	Chief Executive Officer and President